Exhibit 10.4

 SUPPLEMENTAL PENSION AGREEMENT
With Kenneth J. Neises

This Agreement is entered into by and between Laclede Gas Company (the “Company”) and Kenneth J. Neises (“Neises”).

RECITALS

WHEREAS, Neises is a key employee of the Company and was to retire on his mandatory retirement date of November 1, 2005; and

WHEREAS, in recognition of the value of Neises’ services to the Company the Board adopted resolutions on November 18, 2004 and October 26, 2007 allowing him to work beyond his mandatory retirement date under the Retirement Plan up to December 1, 2009;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

Article I – Definitions

1.1	“Code” means the Internal Revenue Code of 1986, as amended.

1.2
“Disability” means if Neises (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or  (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.3
“Moody’s Corporate Bond Average Rate” means the “Published Monthly Average Composite Yield on Seasoned Corporate Bonds” published by Moody’s Investor’s Service, Inc. available at http://www.naic.org/research_moody.htm or a successor site.

1.4	“Plans” means the Retirement Plan and the SERP.

1.5	“Retirement Plan” means the Employees’ Retirement Plan of Laclede Gas Company as amended from time to time and any other qualified defined benefit pension plan of the Company.

1.6	“SERP” means the Laclede Gas Company Supplemental Retirement Benefit Plan as amended from time to time and any successor plan.

Article II – Nature of the Agreement

2.1
Overview of Benefits Provided by this Agreement.  This Agreement provides for a deferred compensation benefit to Neises as described in more detail in Article III (“Supplemental Pension Benefit”).  The Agreement does not modify Neises’ benefits under the Plans.

2.2
Nature of Contract.  Neises’ employment with the Company has been and will continue to be at will.  Nothing contained in this Agreement shall be construed to be a contract of employment for any term, nor as conferring upon Neises the right to continue in the employ of the Company in his present capacity or any other capacity.  Nothing contained in this Agreement shall be construed to preclude termination of his employment at any time.  It is expressly understood by the parties that this Agreement relates exclusively to compensation for Neises’ services and is not an employment contract.

Article III – Calculation of Pension Benefit Amount

3.1
Supplemental Pension Benefit Formula.  Upon the earliest to occur of Neises’ death, Disability, or retirement, such date being known as the Calculation Date, the Supplemental Pension Benefit under this Agreement shall be calculated and shall be in an amount equivalent to:

(A+B+C) – D
where A, B, C, and D are as follows:

A.
= Neises’ monthly accrued benefit under the Plans calculated as if he had retired on November 1, 2005 converted to a lump amount calculated using the PBGC rate in effect on November 1, 2005 of 2.5% and other factors and formulas effective under the Plans for retirements on November 1, 2005;

B.
= The difference between (i) the monthly accrued benefit calculated in A. above, and (ii) the monthly accrued benefit calculated as if he had retired on November 1, 2007; with the difference between (i) and (ii) then converted to a lump sum amount calculated using the lower of the PBGC rate in effect on November 1, 2007 of 3.25% or the PBGC rate in effect for retirements on the Calculation Date, and other factors and formulas effective under the Plans for retirements on November 1, 2007;

C.
= The difference between (I) the monthly accrued benefit calculated in B.(ii), and (II) the monthly accrued benefit calculated on the Calculation Date; with the difference between (I) and (II) then converted to a lump sum amount calculated using the factors and formulas effective under the Plans for retirements on the Calculation Date; and

	D.	= Neises’ monthly accrued benefit under the Plans converted to a lump sum amount calculated using the factors and formulas effective under the Plans for retirements on the Calculation Date.

No Supplemental Pension Benefit shall accrue under this Agreement on and after the Calculation Date.

3.2	Payment of Supplemental Pension Benefit The Supplemental Pension Benefit shall be payable:

• If payable due to Neises’ Disability or death, in a lump sum to Neises or his beneficiary, as applicable, 30 days after the date of his Disability or death; or

•
If payable due to Neises’ retirement, on the date that is six months after the date of his retirement, or such earlier date as may be allowed by law.  From the date of his retirement to the date of actual payment, the Supplemental Pension Benefit shall earn simple interest at rate equal to the Moody’s Corporate Bond Average Rate as in effect on the date of his retirement.

Article IV – General Provisions

4.1
General Creditor Status.  Neises’ claim against the Company under this Agreement shall be that of an unsecured general creditor of the Company.  Any benefit payable under the Agreement shall represent an unfunded and unsecured promise to pay by the Company.  The Company shall not be obligated to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under this Agreement.

4.2
Anti-assignation.  The interests of Neises and his beneficiaries under this Agreement are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered.  Any attempt by Neises to transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.  The Company may cancel and refuse to pay any portion of a benefit that is sold, transferred, alienated, assigned, pledged, anticipated or encumbered.

Distribution pursuant to a domestic relations order of all or any portion of the Supplemental Pension Benefit may be paid to an Alternate Payee (as defined in Section 414(p) of the Code) who is a former spouse in an amount specified in such domestic relations order in a lump-sum cash payment as soon as administratively feasible after it is determined that the order is a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

4.4	Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of each of Neises and the Company.

4.5	Controlling State Law. The laws of the State of Missouri shall be controlling in all matters relating to this Agreement.

4.6	Severability. In case any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the

Agreement, and the Agreement shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

4.7
Full Discharge of Obligation.  Payment of the Supplemental Pension Benefit shall constitute (i) payment in full of the benefits due Neises and his beneficiaries under this Agreement and (ii) fulfillment of all of the Company’s obligations under this Agreement.

4.8	Tax Withholding. All distributions under this Agreement, to the extent required by law, shall be subject to withholding of federal, state and local taxes.

4.9
Code Section 409A.  Notwithstanding any other provision hereof, this Agreement is intended to comply with Section 409A and shall at all times be interpreted in accordance with such intent.  To the extent that any provision of the Agreement violates Code Section 409A such that amounts would be taxable to Neises prior to payment or otherwise subject to penalties under Code Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof.

IN WITNESS WHEREOF, the Company and Neises have executed this Agreement this 7th day of March, 2008.

LACLEDE GAS COMPANY.

By /s/ D. H. Yaeger
Title: Chief Executive Officer

/s/ Kenneth J. Neises
Kenneth J. Neises